LPI Position Holder Trust Newsletter

October 2018 Issue

The Trustee's Corner

Welcome to the October 2018 issue of the Life Partners Position Holder Trust (PHT) investor newsletter. We have some updates this month related to ongoing litigation in New York and have addressed some recent inquiries from investors regarding how the PHT pool is structured.

Thanks to the "discount holiday" that the Court authorized in April 2017, Continuing Fraction Holders who did not timely remit their premium obligations have been defaulting into the PHT at 100%. In other words, they received one unit for every dollar of face value associated with the defaulting position. The discount holiday applies exclusively to the first premium call associated with each position that was invoiced after January 2017.

In June 2018, we started issuing the second annual premium calls on most policies. The discount holiday does not apply to those premium calls. If a remittance is not timely received, then the defaulting CFHs will receive less than one unit per $1.00 of face associated with said defaulting position.

In this issue, we delve into the discount's application. The bottom line is that the Plan's mandatory discount is more than 20%. We cannot adequately emphasize that in order to avoid contributing your CFH position into the PHT at the applicable discount, Magna must receive your payment by the due date. Do not wait until the last minute.

The fiscal year's third quarter ended on September 30, 2018 and quarterly statements reflecting your positions on that date were posted on October 1, 2018 on the investor portal.

Finally, here is an update on the status of the Exit Facility: This month, I made a payment of $6 million on the loan that was required for the PHT to exit the bankruptcy process, reducing the current balance to $4 million. We continue to make steady progress toward our shared objective of eliminating the exit facility so we can proceed with cash distributions to all investors.

Thank you very much for your interest in the ongoing developments with the Trust. Please take a few minutes to review the articles that follow.

Sincerely,

Sincerely,

LPI Position Holder Trust
Eduardo S. Espinosa
Trustee

Inside this issue

Upcoming Events

- **November 19th:**

  November 2018 LPI PHT Newsletter to be published

- **December 17th:**

  December 2018 LPI PHT Newsletter to be published


TO DO LIST

Action Items

What we need from you?

- **Please update your contact information**. You can change your contact information through the Investor Portal (www.magnaservicing.com) or by contacting Customer Service (contactinfo@magnaservicing.com).

- **Please access the PHT investor portal (www.magnaservicing.com), review your account statements, read the e-mails that we send and check the PHT website from time to time.** The PHT Trustee uses these tools to provide important information about your investment to you. We've made a real effort to provide the important information in a concise, clear and timely manner.

- If you are a Continuing Fractional Holder (CFH) investor, please pay the premiums on the positions that you own, as reflected in any invoices you received. Do not send a partial payment and do not delay beyond the 60-day payment window. **As a reminder, the PHT must receive your check by the 60th day.** LPI's Plan of Reorganization requires that the PHT must actually receive the CFH investor's remittance by the 60th day following the invoice date. **Your envelope's postmark date does not count.** If we do not receive an investor's payment within the mandatory 60-day window, I must default the corresponding CFH position into the PHT.

- Please send any ideas for the monthly newsletter or the PHT website to our communications consultant, Daryn Teague, at dteague@teaguecommunications.com. If you have suggestions for additional information or reports that could be provided on the Investor Portal maintained by Magna Servicing, please send those directly to the Trustee's office (trustee@lpi-pht.com).

Trust Update

Litigation Update: Policy 77250

As we reported to you in December, the PHT has been unable to distribute the proceeds of Policy 77250 due to a lawsuit filed in New York. In the lawsuit, Shea Ostreicher claims that the sale of this policy to LPI in 2012 was invalid and that he is the actual owner of the policy. We have been vigorously fighting this lawsuit.

We're pleased to provide you with an important litigation update: The bankruptcy court in Texas recently denied a proof of claim filed by Ostreicher, holding that a prior state court judgment and its own prior judgment in Ostreicher's suit against LPI barred any claim by Ostreicher to the policy or its proceeds. The court also rejected (again) Ostreicher's arguments that the bankruptcy court lacked the power to resolve claims to the ownership of the policy. While it does not resolve the suit that Ostreicher filed in New York, the bankruptcy court's ruling is helpful and we are optimistic that is will be persuasive to the judge in New York.

We have also filed a motion to hold Ostreicher in contempt of court for violating the injunctions that the bankruptcy court issued when it confirmed the Plan. In essence, the Plan determines who owns what, extinguishes contrary claims and enjoins all parties from asserting claims against the assets covered by the Plan. Ostreicher violated these injunctions by filing and continuing to pursue the New York lawsuit. We will continue to litigate this matter to its conclusion.

In last month's newsletter, we reported a successful litigation outcome related to Policy 23150, enabling the Trustee to distribute the proceeds of that policy. These litigation updates demonstrate that the Trustee will vigorously defend the PHT against any attempts to contest funds that properly belong to the investors.

Section 5.05(c) Discount

The Plan requires that the Continuing Fractional Holders (CFHs) pay premium calls within 60 days of the day the PHT sends an invoice. The failure of a CFH to timely pay a premium call on a position results in a premium default of that position. Upon a premium default, the CFH is deemed to have contributed the defaulted position to the PHT in exchange for PHT units. Per Section 12.09(c) of the Plan, the PHT is to issue PHT units to the CFH "representing a beneficial interest in the Position Holder Trust calculated as provided in Section 5.05(c) of this Plan." Section 5.05(c) requires that the number of PHT units received upon a premium default be reduced by two factors: (a) by 20% – the subsection (c)(i) discount; and (b) to exclude income received by the PHT before the default – the subsection (c)(ii) discount. In April 2017, at the PHT Trustee's request, the Court temporarily stayed the imposition of the Section 5.05(c) discounts. The Court-ordered stay is over for most positions and the PHT must now impose the discounts.

Before the application of the 505(c) discounts, a CFH who contributes a position to the PHT received one unit for every dollar of face. Thus, a position with a face of $10,000 would receive 10,000 units. To calculate the number of units to be awarded after a default, the subsection 5.05 (c)(i) discount requires that the PHT reduce the shares by 20%. This is as simple as multiplying by 0.8 (1-0.2). So, a $10,000 face position is reduced by 20% (2,000) and receives 8,000 units.

Calculating the subsection 5.05(c)(ii) discount is more complicated. Per the Plan, to exclude the defaulting position's share of maturities requires that we determine the share of PHT's maturities to which the defaulting position would otherwise have been entitled. We do so by dividing the post -effective maturities (M) to date by the total face value of all of the positions contributed to the PHT (CF), including the defaulting positions. This

calculation provides us with a factor (M ÷ CF) that we can multiply by the defaulting position to determine its share of those maturities. But, because the position has already been reduced by 20% by the subsection (c)(i) discount, we must reduce the factor by 20% as well, i.e., multiply it by 0.8. To determine, the subsection (c)(ii) discount, multiply the face amount of the defaulting position (DF) by 80% of the factor. Mathematically, this is shown as DF×0.8 (M÷CF). Here is a an example:

Assume that we have $1 million in maturities (M) and $10 million in contributed face (CF), the subsection (c)(ii) factor would be 0.8×1÷10=0.08.

For a $10,000 position, the subsection (c)(ii) discount would be $800, which translates into 800 units.

Combining the subsection (c)(i) and subsection (c)(ii) discounts from the example and applying them to a $10,000 position results in the position receiving 7,200 units upon default. The subsection (c)(i) discount is 2,000 units and the subsection (c)(ii) discount is 800 units for a combined discount of 2,800 units. The combined discount is 0.28 of a unit.

In a nutshell . . .

The Plan requires that the Units issued in consideration for a defaulted position be reduced by 20% and to exclude pre-default maturities. Let's use the above example, where 1/10 of the contributed face matured before the default. The Units issuable to the defaulting CFH need to be reduced by 20% and 10%. One simply multiplies the defaulting face ($10,000) by one minus the c (i) factor and one minus the c(ii) factor:

Units = Defaulting face x [c(i) factor] x [c(ii) factor]
Units = 10,000 x (1-0.2) x (1-0.1)
Units = 10,000 x 0.8 x 0.9
Units = 7,200

In so doing, the defaulting CFH does not participate in the 1/10th of the portfolio that matured before his default and is also adjusted for the 20% discount.

The actual numbers for the PHT are, of course, quite different. Because there are new maturities and additional face contributed every month, the discount varies from month to month. The current discounts are:

Defaults occurring in:	Invoices sent in:	Rate:	Units issuable on a hypothetical $10,000 face value position
August 2018	June 2018	0.2901192	7,099 units
September 2018	July 2018	0.2940254	7,060 units
October 2018	August 2018	0.2975779	7,024 units

We haven't had any yet, but distributions will affect the calculation of the Section 5.05(c) discounts. Once funds are distributed from the PHT, they will no longer be in the trust nor available for sharing with newly defaulted positions. Those funds will be distributed from the PHT before units are issued for subsequent defaulting position. In other words, the defaulting positions' share of distributed funds will be zero. To account for this, we exclude distributions by removing them from the calculation of both maturities and contributed face. Accordingly, depending on the distributions' impact on the subsection (c)(ii) discount; the units issuable upon a default after a distribution may be higher to account for the fact that the defaulting CFH will not have participated in the pre-default distribution.



Portfolio at a Glance

So far, September has been a very poor month for maturities. To date, Magna has discovered only $1.4 million in September maturities. While we expect to find a few additional September maturities in the coming weeks, September will likely end up well below average. The below average maturities in September follow two above average months in July and August:

Cumulative Maturities from January 2016 to Date



Maturities continue to track with the projections underlying the Plan. In some months we are above the median (black) line and in some months we are below the line. This is normal and signifies that the real world is more chaotic than the world created by our models. As a reminder, this chart tracks maturities in the portfolio as a whole. It does not distinguish between the portions of the portfolio owned by the CFHs and the PHT. Moreover, data shown in the chart begins on January 1, 2016; a date before the Effective Date of the Plan – December 9, 2016.

One thing that we would like to note about our projections. In the newsletters, we track the maturities in the portfolio against a model that is similar to the one used to create Exhibit C to the Disclosure Statement, which was the basis for the Plan. For purposes of valuing the portfolio for the Trust's financial statements, we use a different model that is intended to be a proxy for market value as required by Generally Accepted Accounting Principles. As a result, the projections used in the newsletter do not provide valid information as to the value of the portfolio. For more information about the projections used in the Trust's financial statements, please see the Trust's Form 10-Q Quarterly Statement for the Second Quarter of 2018 (filed August 14), which is available on the Investor Relations page of the website.

Frequently Asked Questions

Here are brief answers to some of the frequently asked questions (FAQs) we've received in the past month:

Q: I received a letter from the Creditors' Trust regarding a notice of hearing related to disallowed positions. Can you explain what this means and what action I need to take?

A: The Creditors' Trust recently served a notice of hearing on a number of the investors. The notice relates to claims against the Creditors' Trust based on Former Positions. Former Positions are positions that investors no longer held as of May 19, 2015, the date that LPI filed for bankruptcy, such as where the underlying investment position had sold, lapsed or abandoned prior to the bankruptcy. Former Positions also include positions that were deemed to have been abandoned for failure to pay a Pre-Petition Default Amount (PPDA). This action by the Creditors' Trust does not impact any of the Plan securities – Continuing Fractional Holder interests, PHT units, IRA Partnership units and New IRA Notes.

At the request of the Creditors' Trust, we posted a news article regarding the notice on to the PHT's website on September 12, 2018. Our news article contains links to a series of FAQs published by the Creditors' Trust.

If you have questions about this notice, please contact the Creditors' Trust at LPCreditorsTrust@munsch.com or (214) 740-5135. Please do not contact Magna or the PHT Trustee about this notice as we have no further information regarding it.

Q: I am confused about when the PHT Pool participants are going to start receiving cash distributions. Can you clarify how the Pool is structured and when we can expect to see funds from the Trust?

A: The PHT can make distributions to the PHT unit holders and to the IRA Partnership (for distribution to its members) only if two conditions are met: (1) the PHT has paid off the $55 million Exit Facility (there is $4 million remaining to be paid); and (2) there is excess cash available after the PHT Trustee has paid the trust's expenses and reserved sufficient funds to pay the premiums owed by the PHT on its interests in policies, to pay the premiums owed by defaulting Continuing Fractional Holders, to fund its ongoing operations and to pay for any unanticipated contingencies.

The total portfolio (PHT and CFH interests combined) has generated approximately $244 million in collected death benefits since the Plan's Effective Date. As a reminder all pre-effective maturities (those discovered before November 11, 2016) were paid directly to the CFHs in those policies. The PHT did not receive a share of those maturities. Approximately 61% of the collected post-effective maturities or $148.8 million is payable to the PHT. Since the Effective Date, the PHT has paid $51 million as principal on the Exit Facility, $7.7 million in interest on that loan, $73.6 million in premiums and $12 million to the Creditors' Trust required by the Plan. We have also paid numerous other required expenses such as fees owed to the Chapter 11 Trustee and his professionals, LPI's tax debts and the PHT's own administrative expenses.

Based on our current projections and expected collections, we expect to pay off the Exit Loan when it is due on December 9, 2018. Once that is done and we pay additional installments on the debts due to the IRS and the Chapter 11 Trustee, we anticipate being able to amass sufficient funds to pay a distribution in the second half of 2019.


FAQ

Questions and Updates

We routinely post updates and new information on www.LPI-PHT.com. In addition, prior investor communications -- including copies of this newsletter and the Trustee's prior investor presentations -- are available on the "Investor News" tab. We encourage you access the website as a primary reference source.

We're happy to answer any additional questions you may have. Please note that it's likely you will receive a faster response if you contact us by email.

How to Contact Us

For questions regarding your individual account, please contact:

Magna Servicing

P.O. Box 23226

Waco, TX 76702

Phone: 800-368-5569

Email: custsrv@magnaservicing.com

For questions regarding the administration of the Plan of Reorganization, please contact:

Eduardo Espinosa, LPI PHT Trustee

2001 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: 214-698-7893

Email: trustee@lpi-pht.com

